Exhibit 4.2

VOTING RIGHTS PROXY AGREEMENT

This Voting Rights Proxy Agreement (this “Agreement”) is entered into as April [ ], 2024 (“Effective Date”), by and between (the “Shareholder”) and Eugene Jiang (“Jiang”). The Shareholder and Jiang are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Shareholder is a member of ABVC BioPharma, Inc., a Nevada company (the “Company”) and the registered holder of such number of shares the Company’s common stock, $0.001 per share (the “Common Stock”) as set forth on Schedule A of this Agreement (the “Shares”).

B.	Eugene Jiang is the current chairman of the Company.

C.	The Shareholder desires to grant to Jiang a proxy to vote the Shares for the maximum period of time permitted by law.

NOW THEREFORE, the Parties agree as follows:

1.	The Shareholder hereby irrevocably grants a power of attorney to, and entrust Jiang, for the maximum period of time permitted by law, with all of his voting rights as a member of the Company, including without limitation, in connection with the election of directors and approval of all corporate transactions which requires the approval of the Company’s members. Jiang shall exercise such rights in accordance with the laws of the State of Nevada and the Company’s articles of incorporation and bylaws, as may be amended from time to time.

2.	This Agreement has been duly executed by the Parties as of the Effective Date. This Agreement shall take effect upon the Effective Date.

3.	The Shareholder represents and warrants to Jiang that the Shareholder legally and beneficially owns such Shares as set forth on Schedule A, free and clear of all liens and encumbrances, and the Shareholder has not granted to any party a power of attorney or proxy over any of such Shares or any of the Shareholder’s rights as a member of the Company. The Shareholder further represents and warrants that the execution and delivery of this Agreement by the Shareholder shall not violate any law, regulations, judicial or administrative order, arbitration award, agreement, contract or covenant applicable to the Shareholder. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Parties hereto.

4.	This Agreement shall be governed by, construed and entered in accordance with the laws of the State of New York applicable to contracts deemed to be made within jurisdiction, without regard to choice of law or conflict of law provisions thereof.

5.	Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

By:

Name:

Accepted and Acknowledged:

By:

Name:	Eugene Jiang

Schedule A

Shareholder	Number of Shares of Common Stock	Ownership Percentage*

*	The percentage is based on 15,778,305 shares of the Common Stock issued and outstanding as of the last trading day immediately preceding the Effective Date.

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